Ross Miller                                                                                               Filed in the office of   Document Number

Secretary of State                                                                                                          /s/Ross Miller              20130310640-00

204 North Carson Street, Suite 1                                                                            Ross Miller                  Filing Date and Time

Carson City, Nevada 89701-4520                                                                          Secretary of State        05/08/2013 10:47 AM

(775) 684-5708                                                                                         State of Nevada           Entity Number

                                                                                                                                                                                   E0320292012-8

CERTIFICATE OF CHANGE PURSUANT TO NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1.  Name of corporation:

Geo Point Resources, Inc.

2.  The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.  The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

110,000,000 shares, comprised of 100,000,000 shares of common stock of a par value of one mill ($0.001) per share, and 10,000,000 shares of preferred stock of a par value of one mill ($0.001) per share.

4.  The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

110,000,000 shares, comprised of 100,000,000 shares of common stock of a par value of one mill ($0.001) per share, and 10,000,000 shares of preferred stock of a par value of one mill ($0.001) per share.

5.  The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One share for every 30 shares outstanding immediately prior to the reverse split with all fractional shares to be rounded up to the nearest whole share and no stockholders holdings to be reduced below 100 shares.

6.  The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

All fractional shares to be rounded up to the nearest whole share.

7.  Effective date and time of filing: (optional)  Date: 5/20/2013   Time: 7:30 AM E.S.T.

                                                                             (must not be later that 90 days after the certificate is filed)

8.  Signature:

/s/William Lachmar

President

Signature of Officer

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.